Exhibit 99.1
For Immediate Release
Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR FIRST QUARTER 2007
Plano, TX, May 15, 2007 — Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three months ended March 31, 2007.
Cinemark Holdings, Inc.’s revenues for the three months ended March 31, 2007 increased 53.7% to $378.0 million from $246.0 million for the three months ended March 31, 2006. The increase was primarily related to a 27.8% increase in attendance; a 24.3% increase in average ticket prices; and a 15.3% increase in concession revenues per patron, all of which were favorably impacted by the acquisition of Century Theatres, Inc. that occurred on October 5, 2006.
Adjusted EBITDA for the three months ended March 31, 2007 increased 61.4% to $80.1 million from $49.6 million for the three months ended March 31, 2006. The Company’s Adjusted EBITDA margin was 21.2% for the three months ended March 31, 2007, which increased 100 basis points over the margin for the three months ended March 31, 2006. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income for the three months ended March 31, 2007 was $118.2 million compared to net income of $5.8 million for the three months ended March 31, 2006. Net income benefited from a $129.6 million after tax gain on the National CineMedia IPO, but was impacted by non-cash impairment charges of $49.7 million, the majority of which resulted from the Company amending its operating agreement with National CineMedia LLC (NCM). As part of the National CineMedia IPO, Cinemark received a payment to alter its exhibitor services agreement with NCM. As a result of the revised agreement, future cash flows attributable to the exhibitor services agreement are expected to decrease, causing the Company to evaluate and thus impair the carrying value of its goodwill as of March 31, 2007, which constitutes a majority of the non-cash impairment charges. Cinemark records and measures goodwill for impairment purposes at an individual theatre level, rather than aggregated at the corporate level, which can result in more volatile impairment charges.
On March 20, 2007, the Company repurchased approximately $332.0 million aggregate principal amount of its 9% senior subordinated notes primarily utilizing the proceeds from the NCM transactions. The Company recorded a loss on early retirement of debt of approximately $7.8 million related to this note repurchase. Additionally, on April 24, 2007, the Company completed its initial public offering. The proceeds to the company from the initial public offering were approximately $249.4 million before expenses. The Company expects to use the proceeds to further reduce its long-term debt.
“During the first quarter our strong performance was driven by a solid industry box office along with the integration of the acquired Century theatres,” stated Alan Stock, Cinemark’s Chief Executive Officer. “We also prepared the Company for our

First Quarter 2007
News Release
initial public offering and successfully reduced a portion of our long-term debt. As we enter the second quarter, we are excited about the upcoming slate of blockbuster movies. The summer season has certainly started off very well with a record box-office opening for Spiderman 3. We are pleased to have completed our IPO and are now focused on driving long term revenue and EBITDA growth.”
On March 31, 2007, the Company’s aggregate screen count was 4,479, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of March 31, 2007, the Company had signed commitments to open 18 new theatres with 234 screens by the end of 2007 and open 12 new theatres with 166 screens subsequent to 2007.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 A.M. Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. The passcode is 8916016. Additionally, a live audio webcast will be available to interested parties at www.cinemark.com under the Investor Relations section. Due to the quiet period associated with the Company’s initial public offering, there will be no question and answer session on the call.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of March 31, 2007, Cinemark operates 395 theatres and 4,479 screens in 37 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.
Forward-looking Statements
Cinemark Holdings, Inc. intends that this release be governed by the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 (the “PSLR Act”) with respect to statements that may be deemed to be forward-looking statements. Statements contained in this release other than statements of historical fact, including statements based on our current expectations, assumptions, estimates and projections about our business and our industry, are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions, which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond Cinemark Holdings, Inc.’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements contained in this release reflect Cinemark Holdings, Inc.’s view only as of the date of this release. Cinemark Holdings, Inc. does not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

First Quarter 2007
News Release
Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended
	March 31,
	2007	2006
Statement of Income data:

Theatre revenues	$378,022	$245,989

Film rentals and advertising	128,294	78,948
Concession supplies	17,457	12,040
Facility lease expense	51,645	37,032
Other theatre operating expenses	84,375	56,647
General and administrative expenses	18,733	14,082
Depreciation and amortization	37,809	21,662
Impairment of long-lived assets	49,730	276
Loss on sale of assets and other	305	728

Total costs and expenses	388,348	221,415

Operating income (loss)	(10,326)	24,574

Interest expense (1)	(41,497)	(22,368)

Gain on NCM Transaction	210,773	—
Loss on early retirement of debt	(7,829)	—
Other income	2,483	493

Income before taxes	153,604	2,699
Income taxes	35,393	(3,091)

Net income	$118,211	$5,790

Net Earnings Per Share
Basic	$1.28	$0.07

Diluted	$1.25	$0.07

Other Financial Data:
Adjusted EBITDA (2)	$80,094	$49,618
Adjusted EBITDA margin	21.2%	20.2%

First Quarter 2007
News Release

Other Operating Data:
Domestic Attendance (patrons)	34,947	24,639
International Attendance (patrons)	14,259	13,869

Worldwide Attendance (patrons)	49,206	38,508

	As of	As of
	March 31,	December
	2007	31, 2006
Balance Sheet Data:
Cash and cash equivalents	$163,095	$147,099
Theatre properties and equipment, net	1,333,993	1,324,572
Total assets	3,114,760	3,171,582
Long-term debt, including current portion	1,567,900	1,911,653
Stockholder’s equity	807,810	689,297
Segment Information
(unaudited, in thousands)

	Three months ended
	March 31,
	2007	2006
Revenues
U.S.	$306,374	$181,040
International	72,263	65,324
Eliminations	(615)	(375)

Total revenues	$378,022	$245,989

Adjusted EBITDA
U.S.	$66,699	$38,318
International	13,395	11,300

Total Adjusted EBITDA	$80,094	$49,618

Capital Expenditures
U.S.	$24,897	$23,832
International	7,168	4,414

Total Capital Expenditures	$32,065	$28,246

First Quarter 2007
News Release
Reconciliation of Adjusted EBITDA
(unaudited in thousands)

	Three months ended
	March 31,
	2007	2006
Net income	$118,211	$5,790
Income taxes	35,393	(3,091)
Interest expense (1)	41,497	22,368

Gain on NCM Transaction	(210,773)	—
Loss on early retirement of debt	7,829	—
Other income	(2,483)	(493)
Depreciation and amortization	37,809	21,662
Impairment of long-lived assets	49,730	276
Loss on sale of assets and other	305	728
Stock option compensation expense (3)	733	716
Deferred lease expenses (4)	1,843	1,662

Adjusted EBITDA (2)	$80,094	$49,618

(1)	Includes amortization of debt issue costs and excludes capitalized interest.
(2)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other (income) expense, depreciation, amortization and impairment of long-lived assets, loss on sale of assets and other, stock option compensation expense and changes in deferred lease expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income or operating income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.
(3)	Non-cash expense included in general and administrative expenses.
(4)	Non-cash expense included in facility lease expense.

5